Exhibit 99.1

European Commission Unconditionally Approves Oracle’s Acquisition of Sun

REDWOOD SHORES, Calif., January 21, 2010 - Oracle Corporation (NASDAQ: ORCL) announced today that it had received regulatory approval from the European Commission for its acquisition of Sun Microsystems, Inc. Oracle expects unconditional approval from China and Russia and intends to close the transaction shortly.

Oracle will host an all-day live event for customers, partners, press and analysts on January 27th, 2010 at 9:00 AM Pacific time, at its headquarters in Redwood Shores, California. Details are available at www.oracle.com/sun.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements about Oracle and Sun, including statements that involve risks and uncertainties concerning Oracle’s acquisition of Sun. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Sun, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: the possibility that the transaction will not be cleared by relevant regulatory authorities or will not close, the possibility that the closing may be further delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Sun may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Sun.

In addition, please refer to the documents that Oracle and Sun, respectively, file with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K for additional risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Neither Oracle nor Sun is under any duty to update any of the information in this press release.

About Oracle

Oracle (NASDAQ: ORCL) is the world’s largest enterprise software company. For more information about Oracle, please visit our Web site at http://www.oracle.com.

Trademark

Oracle is a registered trademark of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.

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Contact:

Karen Tillman

Oracle Corporate Communications

+1.650.607.0326

karen.tillman@oracle.com